Independent Auditors' Consent




To the Shareholders and Board of Directors of the Smith Barney Mid Cap Core Fund.:
We consent to the incorporation by reference, in this Prospectus and Statement of Additional Information, of our report dated January 14, 2000 on the statement of assets and liabilities for the Smith Barney Mid Cap Core Fund (formerly known as the Smith Barney Mid Cap Blend
Fund) as of November 30, 1999 and the related statement of operations for the year then ended and, the statements of changes in net assets and financial highlights for the year then ended and for the period September 1, 1998 (commencement of operations) to November 30, 1998. These financial statements and financial highlights and our report thereon are included in the Annual Report of the Fund as filed on Form N-30D.
We also consent to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Auditors" in the Statement of Additional Information.



KPMG LLP
New York, New York
August 16, 2000
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